Exhibit 99.1

MAUI LAND & PINEAPPLE COMPANY, INC.

P. O. BOX 187   •   KAHULUI, HAWAII  96733-6687

NEWS RELEASE

FOR IMMEDIATE RELEASE	ROBERT I. WEBBER
November 7, 2008	808/877-1674
808/877-1614 FAX

MAUI LAND & PINEAPPLE REPORTS 2008 3rd QUARTER RESULTS

Robert Webber To Become President & CEO on January 1, 2009; Warren Haruki To Become Chairman

                Kahului, Hawaii . . . .  .. Maui Land & Pineapple Company, Inc. (NYSE: MLP) reported a net loss of $8.7 million ($1.09 per share) for the third quarter of 2008 compared to a net loss of $155,000 ($.02 per share) for the third quarter of 2007. Consolidated revenues for the third quarter of 2008 were $19.1 million compared to $28.5 million for the third quarter of 2007.  For the first nine months of 2008, the Company reported a net loss of $8.8 million ($1.11 per share) compared to net income of $12.0 million ($1.55 per share) for the same period in 2007.  Consolidated revenues for the first nine months of 2008 were $62.0 million compared to $128.2 million for the first nine months of 2007.  Lower revenues in 2008 primarily reflect a reduction in real estate sales in 2008 of approximately $50 million when compared to the same period in 2007, cessation of the sale of solid-pack pineapple products in the second half of 2007 and a reduction in visitor traffic.

                “Results reflect deteriorating market conditions in the Hawaiian real estate and hospitality segments, including $2.5 million in severance costs and a $4.0 million increase in reserves for potential defaults on closings,” said David C. Cole, chairman, president and CEO.  “The Residences at Kapalua Bay, a project that is continuing despite the bankruptcy of its lead lender, recorded $11 million of sales in the third quarter.”

                “In anticipation of a deep and prolonged contraction, we closed a $40 million convertible debt financing during the quarter and took significant steps to reduce costs and preserve cash,” said Cole. “In addition the board has elected Robert Webber to succeed me as President and CEO effective January 1, 2009.   Rob has served as the Company’s Chief Operating Officer since March 2008 and CFO since May 2006 and is exceptionally well equipped to steer the Company through these challenging times.”

                The Company also announced that Warren Haruki will become chairman effective January 1, 2009.   Mr. Haruki is President and CEO of Grove Farm and presently serves as a director of ML&P.  Mr. Cole will continue to serve as an ML&P director and as the Company’s representative on the boards of Hawaii BioEnergy and Hawaii Superferry.

The Community Development segment reported an operating profit of $2.5 million for the third quarter of 2008 compared to $9.0 million for the third quarter of 2007.  The Community Development segment revenues for the third quarter of 2008 were $2.2 million compared to $10.0 million for the third quarter of 2007.  For the first nine months of 2008, the Community Development segment reported an operating profit of $21.5 million compared to $46.2 million for the first nine months of 2007.  The reduction in operating profit for the first nine months of 2008 primarily reflects higher revenue in 2007 from the March 2007 sale of the land underlying the Ritz-Carlton, Kapalua hotel.  The reduction in operating profit for the third quarter of 2008 primarily reflects higher revenue in 2007 from non-core land sales transactions in the third quarter of 2007.  Operating profit for the Community Development segment includes the Company’s equity in earnings of Kapalua Bay Holdings LLC, which was $5.1 million and $4.9 million for the third quarter of 2008 and 2007, respectively, and $26.5 million and $9.0 million for the first nine months of 2008 and 2007, respectively.  For the first nine months of 2008, the Community Development segment reported revenue of $10.5 million compared to $61.3 million for the first nine months of 2007.

The Resort segment reported an operating loss of $5.7 million for the third quarter of 2008 compared to an operating loss of $3.1 million for the third quarter of 2007.  The 2008 period loss includes approximately $1.4 million in severance and asset write-offs.  Resort segment revenues for the third quarter of 2008 were $9.1 million or 17% higher than the third quarter of 2007. For the first nine months of 2008, the Resort segment reported an operating loss of $13.1 million compared to an operating loss of $6.7 million for the same period in 2007.  Resort segment revenues were $29.0 million or 2% higher than the first nine months of 2008 compared to the first nine months of 2007.  Increased revenues reflect the Kapalua Resort’s adventure center and mountain outpost that opened late in 2007 and in early 2008; and for the third quarter of 2008, increased revenues also reflect the closure of the Ritz-Carlton, Kapalua for all of the third quarter of 2007.  A reduction in visitor arrivals and occupancy at the Resort combined with higher fuel, energy and operating costs were primarily responsible for the increased Resort operating loss.

                The Agriculture segment produced an operating loss of $9.5 million for the third quarter of 2008 compared to an operating loss of $5.6 million for the third quarter of 2007.  Revenues for the Agriculture segment decreased by 30% to $7.2 million for the third quarter of 2008 from $10.3 million for the third quarter of 2007.  For the first nine months of 2008, the Agriculture segment produced an operating loss of $19.3 million compared to an operating loss of $18.6 million for the first nine months of 2007.  Revenues for the first nine months of 2008 were $21.0 million or 44% lower than the same period in 2007.  The reduction in revenues for the third quarter and first nine months of 2008 was primarily due to a reduction in sales of processed products because of the cessation of the production of solid-pack pineapple in 2007.  The operating loss for the first nine months of 2007 includes $5.2 million of direct charges related to restructuring the pineapple operations.  Continued operating losses in 2008 reflect employee severance costs in the third quarter of 2008, significant increases in energy costs, weather-related problems early in 2008 that impacted product quality and yield, and logistical issues that resulted in disposal of product and thus increased cost of operations.

Forward-Looking Statements

Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements. These forward-looking statements are based on MLP’s expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially from current expectations.  Actual results could differ materially from those projected in the forward-looking statements as a result of the following factors, among others:  availability of financing necessary to continue development of The Residences at Kapalua Bay; expectations as to our cash commitments and cash flow from operating and investing activities; increases in fuel and travel costs; airline industry capacity; dependence on third parties and actual or potential lack of control over joint venture relationships; affects of weather conditions and natural disasters; timing and success of sales of residential projects and other construction projects, including resort initiatives; recoverability of real estate development deferred costs; affects of local, state and national zoning or other regulations; the Company’s ability to realize cost savings from its workforce reductions; costs of compliance with environmental laws; timing and conditions of future real estate entitlement applications; and such other risks and uncertainties as detailed from time to time in MLP’s public filings with the U.S. Securities and Exchange Commission, including but not limited to MLP’s Annual Report on Form 10-K for the year ended December 31, 2007, and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008.  MLP assumes no obligation and does not intend to update any forward-looking statements.

MAUI LAND & PINEAPPLE COMPANY, INC.

Report of Consolidated Operations

(Unaudited)

(in thousands except per share amounts)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
Operating Revenues
Community Development	$2,220	$9,983	$10,517	$61,325
Resort	9,101	7,783	28,989	28,349
Agriculture	7,236	10,336	20,971	37,306
Other	562	392	1,572	1,187
Total Operating Revenues	$19,119	$28,494	$62,049	$128,167

Operating Profit (Loss)
Community Development	$2,461	$9,009	$21,517	$46,220
Resort	(5,652)	(3,060)	(13,089)	(6,730)
Agriculture	(9,533)	(5,605)	(19,257)	(18,596)
Other	(66)	(134)	(391)	(169)
Total Operating Profit (Loss)	(12,790)	210	(11,220)	20,725
Interest Expense	(1,381)	(405)	(3,323)	(1,449)
Interest Income	45	150	247	791
Income Tax (Expense) Benefit	5,431	(110)	5,459	(8,018)

Net Income (Loss)	$(8,695)	$(155)	$(8,837)	$12,049

Earnings (Loss) Per Common Share
Basic	$(1.09)	$(0.02)	$(1.11)	$1.55
Diluted	$(1.09)	$(0.02)	$(1.11)	$1.54

Average Common Shares Outstanding
Basic	7,959,850	7,925,228	7,961,516	7,759,616
Diluted	7,959,850	7,925,228	7,961,516	7,825,804

NOTES:

The Company’s reports for interim periods utilize numerous estimates of production, general and administrative expenses, and other costs for the full year.  In addition, revenues from land sales are sporadic.  Consequently, amounts in the interim reports are not necessarily indicative of results for the full year.